SECOND AMENDMENT TO

DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of September 30th, 2021 by and among Harding Loevner Funds, Inc. (“Fund Company”), Harding Loevner LP (“Adviser”) and Quasar Distributors, LLC (“Distributor”) is entered into as of September 28, 2022 (the “Effective Date”). Adviser is a party to the Agreement solely for purposes of Section 5 of the Agreement.

WHEREAS, Fund Company and Distributor (“Parties”) desire to amend the Agreement to reflect the addition of one Fund to Exhibit A; and

WHEREAS, Section 11(B) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.

Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto which reflects the addition of the Harding Loevner International Developed Markets Equity Portfolio.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HARDING LOEVNER FUNDS, INC.		QUASAR DISTRIBUTORS, LLC

By:	/s/ Richard T. Reiter	By:	/s/ Teresa Cowan
	Richard T. Reiter, President		Teresa Cowan, President

HARDING LOEVNER LP (solely with respect to Section 5)

By:	/s/ David R. Loevner
David R. Loevner, President and Chief Executive Officer

EXHIBIT A

Fund Names

Separate Series of Harding Loevner Funds, Inc.

Name of Series	Date Added

Global Equity Portfolio	January 1, 2008
International Equity Portfolio	January 1, 2008
International Small Companies Portfolio	January 1, 2008
Emerging Markets Portfolio	January 1, 2008
Frontier Emerging Markets Portfolio	May 23, 2008
International Equity Research Portfolio	December 17, 2015
Global Equity Research Portfolio	December 19, 2016
Emerging Markets Research Portfolio	December 19, 2016
Chinese Equity Portfolio	December 16, 2020
Emerging Markets ex China Portfolio	July 29, 2022
International Developed Markets Equity Portfolio	September 28, 2022